As filed with the Securities and Exchange Commission on October 6, 2010
                                                                                                           Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDAP TMS S.A.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)
France (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)
Parc d’Activités la Poudrette-Lamartine 4, rue du Dauphiné 69120 Vaulx-en-Velin, France +33 (0) 4 7215 3150 (Address and telephone number of Registrant's principal executive offices)
Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, DE 19808, USA – Tel: +1 800 927 9800 (Name, address and telephone number of agent for service)
Copies to:
Blandine Confort EDAP TMS S.A. 4, rue du Dauphiné 69120 Vaulx-en-Velin, France Fax : +33 (0) 4 72 15 31 44	Linda Hesse JONES DAY 2 rue Saint-Florentin 75001 Paris, France Fax : +33 (0) 1 56 59 39 38
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class Of Securities to be Registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Ordinary shares, with a nominal value €0.13 per share(4)
Warrants(5)
Total	US$ 9,000,000	US$ 9,000,000	US$641.70(6)
(1)
There are being registered under this Registration Statement such indeterminate number of ordinary shares and warrants as shall have an aggregate initial offering price not to exceed US$9,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement.  The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this Registration Statement.

(2)	In United States dollars or the equivalent thereof as converted from euros.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act based on the average of the high and low prices of our American Depositary Shares, each representing one ordinary share, on The NASDAQ Global Market on October 1, 2010.

(4)
Ordinary shares may be in the form of American Depositary Shares evidenced by American Depositary Receipts.  American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6/A (File No. 333-7314). Each American Depositary Share represents the right to receive one ordinary share.

(5)
Also includes an indeterminate number of ordinary shares (i) as may be issuable or deliverable upon exercise of warrants, and (ii) as may be required for delivery upon exercise of any warrants as a result of anti-dilution provisions.

(6)	Calculated in accordance with Rule 457(o). _______________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

EDAP TMS S.A.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2010

PROSPECTUS
US$9,000,000
ORDINARY SHARES~~,~~
WARRANTS TO PURCHASE ORDINARY SHARES

EDAP TMS S.A.

From time to time, we may offer up to $9,000,000 of any combination of the securities described in this prospectus, either individually or in units.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.  The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our ordinary shares, in ADS form, are listed on The NASDAQ Global Market under the symbol “EDAP”.  On October 4, 2010, the last reported sale price for our ADSs was $2.33 per share.  The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Global Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement. There is currently no market through which the warrants may be sold and purchasers may not be able to resell warrants purchased under this prospectus.  This may affect the pricing of any warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants, and the extent of issuer regulation. See the “Risk Factors section of the applicable prospectus supplement.”

            We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.  If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our Securities involves risks.  See “Risk Factors” beginning on page 3.

Owning securities may subject you to tax consequences both in France and in the United States.  This prospectus and any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement.   Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directs and experts named in this prospectus are residents of France or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. See “Enforcement of Civil Liabilities.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated _______________, 2010

i

ABOUT THIS PROSPECTUS

This prospectus relates to the sale of up to US$9,000,000 of our ordinary shares, either in the form of ordinary shares or American Depositary Shares, or warrants.

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us.” “Documents Incorporated By Reference” and “Risk Factors” before you invest in our securities.

All references in this prospectus to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A.  All references to “we,” “us” and “our” are to EDAP TMS S.A. and its subsidiaries collectively, unless the context otherwise requires.

In this prospectus and any prospectus supplement, “U.S. dollar” or “$” refers to U.S. currency and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

EDAP TMS

We develop and market Ablatherm® an advanced and clinically proven choice for High Intensity Focused Ultrasound, or HIFU, treatment of organ-confined prostate cancer. HIFU treatment is shown to be a minimally invasive and effective treatment option with a low occurrence of side effects. Ablatherm-HIFU is generally recommended for patients with organ-confined prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option, and is also recommended for patients who have failed a radiotherapy treatment. We are also developing this HIFU technology for the treatment of certain other types of tumors. In addition, we produce and commercialize medical equipment for treatment of urinary tract stones using Extracorporeal Shockwave Lithotripsy.

Our principal executive offices are located at Parc d’Activites la Poudrette- Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50.

RISK FACTORS

An investment in our securities involves a high degree of risk.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009  which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission in the future. The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Relating to Our Business

Our future revenue growth and income depends, among other things, on the success of our HIFU technology.

We depend on the success of our High Intensity Focused Ultrasound, or HIFU, technology for future revenue growth and net income. Our Extracorporeal Shockwave Lithotripsy, or ESWL, line of products competes in a mature market that has experienced declining unit sales prices in recent years, although total revenues have remained stable owing to increased sales volumes. In particular, we are dependent on the successful development and commercialization of other product lines, such as medical devices based on HIFU, particularly Ablatherm, to generate significant additional revenues and achieve and sustain profitability in the future. Ablatherm is in its commercialization phase in the European Union, Canada and other countries. However, Ablatherm is not approved for commercial distribution in the United States. In December 2001, our request for an additional Investigational Device Exemption,or IDE,  from the U.S. Food and Drug Administration, or FDA,  to conduct clinical trials in the United States for Ablatherm as a primary therapy was rejected. After redesigning the clinical protocol, we resumed and plan to complete the clinical trials in order to obtain FDA approval of Ablatherm using the $17.4 million net proceeds of the October 2007 private placement. We cannot guarantee the successful completion of clinical trials nor can we guarantee that the FDA will grant approval to market a device even if clinical trials are conclusive and/or are successfully completed. See “—Our clinical trials for products using HIFU technology may not be successful” and Item 4, “Information on the Company—High Intensity Focused Ultrasound (“HIFU”) Division—HIFU Division Clinical and Regulatory Status” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

Our clinical trials for products using HIFU technology may not be successful.

Before obtaining regulatory approvals for the commercial sale of any of our devices under development, we must demonstrate through preclinical testing and clinical trials that the device is safe and effective for use in each indication. The results from preclinical testing and early clinical trials may not predict the results that will be obtained in large scale clinical trials, and there can be no assurance that our clinical trials will demonstrate that our products are safe, effective, and marketable. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time and regulating agencies such as the FDA may even refuse to grant exemptions to pursue clinical trials. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU

Division Clinical and Regulatory Status’’ in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

We rely on scientific, technical and clinical data supplied by academics who work with us to evaluate and develop our devices. We cannot assure investors that there are no errors or omissions in such data that would adversely affect the development of our products.

The process of applying for regulatory approval is unpredictable, often lengthy and requires the expenditure of substantial resources. Our HIFU devices that have not received regulatory approval may not prove to be effective or safe in clinical trials or may not be approved by the appropriate regulatory authorities. We do not anticipate receiving FDA approval for any HIFU device, including Ablatherm, for several years, if at all. If our HIFU devices do not prove to be effective and safe in clinical trials to the satisfaction of the relevant regulatory authorities, our business, financial condition and results of operations could be materially adversely affected.

HIFU technology may not be accepted and adopted by the medical community.

Our HIFU devices represent new therapies for the conditions that they are designed to treat. Notwithstanding any positive clinical results that our HIFU devices may have achieved or may achieve in the future in terms of safety and effectiveness, and any marketing approvals that we may have obtained or may obtain in the future, there can be no assurance that such products will gain acceptance in the medical community. Physician acceptance depends, among other things, on adequate reimbursement from healthcare payers, which has not been provided for our HIFU products in any country, except for full public reimbursement in Germany and Italy and partial reimbursement from private insurers in the UK, and evidence of the cost effectiveness of a therapy as compared to existing therapies. Acceptance by patients depends in part on physician recommendations, as well as other factors, including the degree of invasiveness and the rate and severity of complications and other side effects associated with the therapy as compared to other therapies.

Our cash flow is highly dependent on demand for our products

Our cash flow has historically been subject to significant fluctuations over the course of any given financial year due to cyclical demand for medical devices, and the resulting annual and quarterly fluctuations in trade and other receivables and inventories. This has in the past resulted in significant variations in working capital requirements and operating cash flows. In 2007, 2008 and 2009, moreover, our operating cash flow was negative due to the cash requirements of operating activities, which we financed using cash and cash equivalents on hand. In addition, our 2007, 2008 and 2009 operating cash flow was negative due to the cash requirements of investing activity to expand our mobile activity and to expand the leasing of our products as part of our revenue-per-procedure model, and, in 2007, due to the sponsoring of the pre-market approval, or PMA, trials for the FDA’s approval of our Ablatherm-HIFU solution for the treatment of prostate cancer in the United States. Since we anticipate relying principally on cash flow from operating activities to meet our liquidity requirements, a decrease in the demand for our products, or the inability of our customers to meet their financial obligations to us, would reduce the funds available to us. Our future cash flow may also be affected by the expected continued expansion of the leasing of our products, or the continued expansion of our mobile activity (which is invoiced on a revenue-per-procedure basis), since each of these activities generates smaller immediate revenues than device sales, and by the implementation of our US clinical trials to seek the FDA’s approval. In the future, our liquidity may be constrained and our cash flows may be uncertain, negative or significantly different from period to period. Our future cash flow will be affected by the increased expenses in sales efforts as well as marketing and promotion tools, while there is no assurance that this will result in the increase in the demand for our products and services. Our future cash flow will be affected by the increased expenses to fund the trials, while there is no assurance that our cash flow will in fact be enough to do so or that clinical trials will be successful or that the FDA will grant approval to market our device even if the trials are successfully completed.

We have a history of operating losses and it is uncertain when and if we will reach profitability.

We have incurred operating losses in each fiscal year since 1998 and may never achieve profitability. We expect that our marketing, selling and research and development expenses will increase as we attempt to develop and commercialize HIFU devices. We may not, however, generate a sufficient level of revenue to offset these expenses and may not be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. In 2007, we had negative operating income in our UDS division, reflecting the research and development and regulatory efforts in the UDS division to develop a new, high-range lithotripter, and in connection with our FDA PMA trials, reflecting the regulatory and clinical efforts to resume and conduct our Ablatherm-HIFU PMA trials. Total costs were equal to total revenues for our HIFU division in 2007, due to the increase in revenues and margin on HIFU equipment and RPP treatment sales. In 2008, we again had negative operating income in our UDS division, reflecting sharp price competition in this business together with non-optimal manufacturing costs on our newly developed Sonolith I-sys product range. In 2009, we had positive operating income in both our HIFU and UDS divisions which however were not sufficient to offset the cost of the Ablatherm-HIFU FDA PMA trials and the cost of our corporate activities thus resulting in a consolidated operating loss. We cannot assure investors that we will realize sufficient revenue to become profitable in the future. See Item 5, ‘‘Operating and Financial Review and Prospects’’ in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

Competition in the markets in which we operate is intense and is expected to increase in the future.

Competition in the markets in which we operate is intense and is expected to increase in the future.  In each of our main businesses, we face competition both directly from other manufacturers of medical devices that apply the same technologies that we use, as well as indirectly from existing or emerging therapies for the treatment of urological disorders.

We believe that because ESWL has long been the standard treatment for urinary tract calculus disease, competition in that market comes principally from current manufacturers of lithotripters, including Siemens, Storz and Dornier. In the markets that we target for our HIFU products, competition comes from new market entrants and alternative therapies, as well as from current manufacturers of medical devices. In the HIFU market our devices, in particular the Ablatherm, compete with all current treatments for localized tumors, including surgery, external beam radiotherapy, brachytherapy and cryotherapy. Other companies working with HIFU technology for the minimally invasive treatment of tumors, include US HIFU, or USHIFU, which has developed a device called the Sonablate SB500 for the treatment of localized prostate cancer. Insightec, an Israeli company owned mainly by General Electric and Elbit Medical Imaging Ltd, has developed a device using HIFU technology to treat uterine fibroids. St. Jude Medical Inc. has developed a device using HIFU to treat atrial fibrillation. Haifu, a Chinese company developing HIFU products addressing various types of cancers, signed a development partnership agreement with Siemens Medical Solutions to offer a HIFU device coupled with IRM imaging system. In some cases, we also form cooperative arrangements with other companies. For example, on April 25, 2007, we signed an exclusive distribution agreement with China Medical Technologies, or Chinamed, a Chinese company, to distribute their HIFU devices in the European Union and Russia once their devices are approved for use in those jurisdictions. Prior to this agreement, Chinamed had been developing HIFU products for various types of cancer tumors, but only marketing its HIFU products in China. In September 21, 2007, we entered into a Consulting Agreement with Chinamed, now Haifuning HIFU Technology (Bejing) Co. Ltd (“Haifuning”) pursuant to which we will assist them in obtaining market approvals in Europe for their HIFU products. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division— HIFU Competition’’ and Item 4,

‘‘Information on the Company—Urology Devices and Services Division” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

Many of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than us and may have more experience in developing, manufacturing, marketing and supporting new medical devices. In addition, our future success will depend in large part on our ability to maintain a leading position in technological innovation, and we cannot assure investors that we will be able to develop new products or enhance our current ones to compete successfully with new or existing technologies. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to those products.

We also face competition for our maintenance and service contracts. Larger hospitals often utilize their in-house maintenance departments instead of contracting with equipment manufacturers like us to maintain and repair their medical equipment. In addition, third-party medical equipment maintenance companies increasingly compete with equipment manufacturers by offering broad repair and maintenance service contracts to hospitals and clinics. This increased competition for medical devices and maintenance and service contracts could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated industry and our future success depends on government regulatory approval of our products, which we may not receive or which may be delayed for a significant period of time.

Government regulation significantly impacts the development and marketing of our products, particularly in the United States. We are regulated in each of our major markets with respect to preclinical and clinical testing, manufacturing, labeling, distribution, sale, marketing, advertising and promotion of our products. To market and sell products still in the clinical trial stage, we are required to obtain approval or clearance from the relevant regulatory agencies, including the FDA, in the United States. In particular, our Ablatherm device is currently under clinical trials in the US, we terminated patient enrollment and entered into the follow-up phase. We may not be able to conduct our trials within the timeframe and budget we initially expected. Moreover, regulatory approval to market a product, if granted, may include limitations on the indicated uses for which it may be marketed. Failure to comply with regulatory requirements can result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. Regulatory policy may change and additional government regulations may be established that could prevent or delay regulatory approval of our products. Any delay, failure to receive regulatory approval or the loss of previously received approvals could have a material adverse effect on our business, financial condition and results of operations. For more information on the regulation of our business, see Item 4, ‘‘Information on the Company—Government Regulation’’ and “High Intensity Focused Ultrasound Division—HIFU Division Clinical and Regulatory Status” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

Additional statutes or regulations that affect our business could also be adopted and could impose substantial additional costs or otherwise have a material adverse effect on our business, financial condition and results of operations.

The success of our products depends on whether procedures performed by those products are eligible for reimbursement which depends on the decisions of national health authorities and third-party payers.

Our success depends, among other things, on the extent to which reimbursement can be obtained from healthcare payers in the United States and elsewhere for procedures performed with our products. In the United States, we are dependent upon favorable decisions by the Centers for Medicare & Medicaid Services, or CMS, formerly the Health Care Financing Administration, or HCFA, for Medicare reimbursement, individual managed care organizations, private insurers and other payers. These decisions may be revised from time to time, which could affect reimbursement for procedures performed using our devices. Outside the United States, and in particular in the European Union and Japan, third-party reimbursement is generally conditioned upon decisions by national health authorities. In the European Union, there is no harmonized procedure for obtaining reimbursement and, consequently, we must seek regulatory approval in each Member State. If we fail to establish reimbursement from healthcare payers or government and private healthcare payers’ policies change, it could have a material adverse effect on our business, financial condition and results of operations.

Lithotripsy procedures currently are reimbursed by public healthcare systems in the European Union, in Japan and in the United States. However, a decision in any of those countries to modify reimbursement policies for these procedures could have a material adverse effect on our business, financial conditions and results of operations. In contrast, procedures performed with our Ablatherm device are not reimbursed in the European Union countries with the exception of Italy, Germany and the UK, where procedures are partially reimbursed by either public healthcare systems or private insurers. We cannot assure investors that additional reimbursement approvals will be obtained in the near future. If reimbursement for our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels, our business could be materially harmed.

Our manufacturing operations are highly regulated and failure to comply with those regulations would harm our business.

Our manufacturing operations must comply with regulations established by regulatory agencies in the United States, the European Union and other countries, and in particular with the good manufacturing practices (‘‘GMP’’) mandated by the FDA and European Union standards for quality assurance and manufacturing process control. Since such standards may change, we may not, at all times, comply with all applicable standards and, therefore, will be unable to manufacture our products for commercial sale.  Our manufacturing facilities are subject to inspection by regulatory authorities at any time. If any inspection by the regulatory authorities reveals deficiencies in manufacturing, we could be required to take immediate remedial actions, suspend production or close the current and future production facilities, which would disrupt our manufacturing processes. Accordingly, failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.

We depend on a single site to manufacture our products, and any interruption of operations could have a material adverse effect on our business.

Most of our manufacturing currently takes place in a single facility located in Vaulx-en-Velin, on the outskirts of Lyon, France. A significant interruption in the operations of our sole facility for any reason, such as fire, flood or other natural disaster or a failure to obtain or maintain required regulatory approvals, could have a material adverse effect on our business, financial condition and results of operations.

For certain components or services we depend on a single supplier who, due to events beyond our control may fail to deliver sufficient supplies to us or increase the cost of items supplied, which would interrupt our production processes or negatively impact our results of operations.

We purchase the majority of the components used in our products from a number of suppliers, but rely on a single supplier for some key components. In addition, we rely on single suppliers for certain services. If the supply of certain components or services were interrupted for any reason, our manufacturing and marketing of the affected products would be delayed. These delays could be extensive, especially in situations where a component substitution would require regulatory approval. In addition, such suppliers could decide unilaterally to increase the price of supplied items and therefore cause additional charges for the Company. We expect to continue to depend upon our suppliers for the foreseeable future. Failure to obtain adequate supplies of components or services in a timely manner and at the agreed price could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property rights are essential to protect our medical devices, and any dispute with respect to these rights could be costly and have an uncertain outcome.

  Our success depends in large part on our ability to develop proprietary products and technologies and to establish and protect the related intellectual property rights, without infringing the intellectual property rights of third parties. The validity and scope of claims covered in medical technology patents involve complex legal and factual questions and, therefore, the outcome of such claims may be highly uncertain. The medical device industry has been characterized by extensive patents and other intellectual property rights litigation. Our products, including our HIFU devices, may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings are both costly and time consuming and may result in a significant diversion of effort and resources by our technical and management personnel. An adverse determination in any such litigation or proceeding to which we become a party could subject us to significant liability to third parties; require us to seek licenses from third parties and pay ongoing royalties; require us to redesign certain products; or subject us to injunctions preventing the manufacture, use or sale of the affected products. In addition to being costly, drawn-out litigation to defend or prosecute intellectual property rights could cause our customers or potential customers to defer or limit their purchase or use of our products until the litigation is resolved. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Patents and Intellectual Property’’ and Item 4, ‘‘Information on the Company—Urology Devices and Services Division—UDS Division Patents and Intellectual Property’’ in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

We own patents covering several of our technologies and have additional patent applications pending in the United States, the European Union, Japan and elsewhere. The process of seeking patent protection can be long and expensive and there can be no assurance that our patent applications will result in the issuance of patents.  We also cannot assure investors that our current or future patents are or will be sufficient to provide meaningful protection or commercial advantage to us. Our patents or patent applications could be challenged, invalidated or circumvented in the future. The failure to maintain or obtain necessary patents, licenses or other intellectual property rights from third parties on acceptable terms or the invalidation or cancellation of material patents could have a material adverse effect on our business, financial condition or results of operations. Litigation may be necessary to enforce patents issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Our competitors, many of which have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that will interfere with our ability to make, use or sell certain products, including our HIFU devices, either in the United States or in foreign markets.

We also rely on trade secrets and proprietary know-how, which we seek to protect through non-disclosure agreements with employees, consultants and other parties. It is possible, however, that those non-disclosure agreements will be breached, that we will not have adequate remedies for any such breach, or that our trade secrets will become known to, or independently developed by, competitors. Litigation may be necessary to protect trade secrets or know-how owned by us. In addition, effective copyright and trade secret protection may be unavailable or limited in certain countries.

The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and result of operations.

We face a significant risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.

Our products are designed to be used in the treatment of severe affections and conditions. Despite the use of our products, patients may suffer personal injury or death, and we may, as a result, face significant product liability claims. We maintain separate product liability insurance policies for the United States and Canada and for the other markets in which we sell our products. Product liability insurance is expensive and there can be no assurance that it will continue to be available on commercially reasonable terms or at all. In addition, our insurance may not cover certain product liability claims or our liability for any claims may exceed our coverage limits. A product liability claim or series of claims brought against us with respect to uninsured liabilities or in excess of our insurance coverage, or any claim or product recall that results in significant cost to or adverse publicity against us could have a material adverse effect on our business, financial condition and results of operations.  Also, if any of our products prove to be defective, we may be required to recall or redesign the product.

We sell our products in many parts of the world and, as a result, our business is affected by fluctuations in currency exchange rates.

We are exposed to foreign currency exchange rate risk because the mix of currencies in which our costs are denominated is different from the mix of currencies in which we earn our revenue. In 2009, approximately 70% of our total operating expenses were denominated in euro, while approximately 31% of our sales were denominated in currencies other than euro (primarily the U.S. dollar and the Japanese yen). Our operating profitability could be materially adversely affected by large fluctuations in the rate of exchange between the euro and other currencies. For instance, a decrease in the value of the U.S. dollar or the Japanese yen against the euro would have a negative effect on our revenues, which may not be offset by an equal reduction in operating expenses and would therefore negatively impact operating profitability. From time to time we enter into foreign exchange forward sale contracts to hedge against fluctuations in the exchange rates of the principal foreign currencies in which our receivables are denominated (in particular, the U.S. dollar and the Japanese yen), but there can be no assurance that such hedging activities will limit the effect of movements in exchange rates on our results of operations. As of December 31, 2009, we had no outstanding hedging instruments. In addition, since any dividends that we may declare will be denominated in euro, exchange rate fluctuations will affect the U.S. dollar equivalent of any dividends received by holders of ADSs.

Our results of operations have fluctuated significantly from quarter to quarter in the past and may continue to do so in the future.

Our results of operations have fluctuated in the past and are expected to continue to fluctuate significantly from quarter to quarter depending upon numerous factors, including, but not limited to, the timing and results of clinical trials, changes in healthcare reimbursement policies, cyclicality of demand for our products, changes in pricing policies by us or our competitors, new product announcements by us or our competitors, customer order deferrals in anticipation of new or enhanced products offered by us or our competitors, product quality problems and exchange rate fluctuations. Furthermore, because our main products have relatively high unit prices, the amount and timing of individual orders can have a substantial effect on our results of operations in any given quarter.

Our results of operations and financial condition could be adversely affected by the adverse economic and financial developments.

The current economic and financial environment has affected the level of public and private spending in the healthcare sector generally. A cautious or negative business outlook may cause our customers to further delay or cancel investment in medical equipment, which would adversely affect our revenues.

In addition, we rely on the credit market to secure dedicated lease financings to fund the development of our RPP activity. Due to the limited availability of lending in the current market environment, we may be unable to access sufficient lease financing. Without lease financing, we may be unable to continue the development of our RPP activity or we may need to fund such activity out of our existing working capital.  Similarly, some of our clients rely on lease financing to finance their purchases of equipment. Limited availability of lease financing facilities may also affect their purchasing decisions and may adversely impact our equipment sales.

In accordance with the terms of our debentures, we have the option to pay interest on the debentures in shares. The current economic and financial environment has adversely affected and may continue to affect our share price, thus we may be unable to make payment in shares without significantly diluting the interest of the existing shareholders.  If we are unable to issue shares on reasonable terms, we may need to make interest payments in cash, thus negatively affecting our working capital.

Further, the volatility in our share price due to the current economic and financial environment has had a direct impact on the valuation of the debentures and warrants issued in the October 2007 private placement, which in turn could have a material adverse impact on our financial conditions.  See “Risks Relating to the October 2007 Private Placement— Changes in the fair value of the debentures and warrants issued in the October 2007 private placement at each balance sheet date could have a significant impact on our financial condition and results of operations” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

If any of the above materializes, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the October 2007 Private Placement

If we fail to maintain the registration of our securities deliverable upon exercise of warrants issued in connection with our October 2007 Private Placement, we will be subject to substantial penalties.

Pursuant to the terms of the registration rights agreement we entered into in connection with the October 2007 private placement, we secured the registration of securities deliverable upon exercise of the warrants. If we fail to maintain the effectiveness of the registration statement as required under the registration rights agreement related to the sale of the warrants, we are subject to significant penalties, including payment of liquidated damages, which could amount to a substantial penalty. Payment of liquidated damages will have a material adverse effect on our financial condition and results of operation and our ability to continue as a going concern.

If we are required for any reason to repay our outstanding debentures, we would be required to deplete our working capital or raise additional funds. Our failure to repay the debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

The debentures are due and payable on October 30, 2012, unless sooner converted into ordinary shares. Any event of default could require the early repayment of the debentures at the mandatory default amount, including all other amounts of interest, costs, expenses and liquidated damages due in respect of the defaulted debentures. If, prior to the maturity date, we are required to repay the debentures in full, we would be required to use our working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us to recover the amounts due. Any such action would have a material adverse effect on our financial condition and results of operations.

The issuance of shares upon conversion of the debentures, exercise of outstanding warrants and payment of interests on the debentures will cause immediate and substantial dilution to our existing shareholders.

The issuance of ordinary shares upon conversion of the debentures and exercise of the warrants will result in substantial dilution to the interests of other shareholders since the selling shareholders may ultimately convert and sell the full amount issuable on conversion. Based on the conversion price of the debentures and the exercise price of the warrants at the closing of the October 2007 private placement, up to 4,133,454, including 188,965 shares issuable to our placement agent of our ordinary shares, are issuable upon conversion and exercise, representing approximately 36% of our issued and outstanding share capital. In addition, interest on the debentures is payable, under certain circumstances, in ordinary shares, under a formula which is tied to the trading price of our ADSs, and under which there is no upper limit of shares that may be required to be issued under our election to pay interest in ordinary shares. Although no single selling shareholder may convert its debentures and/or exercise its warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding ordinary, this restriction does not prevent each selling shareholder from converting and/or exercising a portion of its holdings, selling those Securities and then converting the rest of its holdings. In this way, each selling shareholder could sell more than this limit while never holding more than this limit.

Further, on February 26, 2009, our shareholders adopted a resolution authorizing the issuance of 3,000,000 new shares, representing 20% of our issued and outstanding share capital on a fully diluted basis. We planned to use these new shares exclusively to pay all of the interest payable under the debentures in shares.

On October 30, 2009, our shareholders adopted several resolutions allowing the Board of Directors to renegotiate our indebtedness with the maximum flexibility while remaining within the limit of the dilution already authorized by shareholders in October 2007 and February 2009. Pursuant to the shareholders’ authorization, and in conformity with these resolutions, the Board of Directors issued on November 16, 2009 a Supplement to the current debentures allowing debenture holders to convert their debentures earlier, with a lower exercise price and including the payment of an accelerated interest premium, payable in shares, within the authorized dilution limits. All other terms of the debentures remained unchanged. This Supplement was unanimously approved by the debenture holders on December 3, 2009, convened in a General Meeting (Masse). However, there can be no guarantee that all debenture holders will opt for the early conversion option available to them in the November 16, 2009 Supplement to the current debentures and the Company may not therefore ensure that the dilution resulting from the conversion of the bonds will be limited to the 12-month period provided for such option.

Finally, on June 24, 2010, our shareholders adopted several resolutions extending the validity of certain resolutions adopted on October 30, 2009 and delegations granted to the Board of Directors to allow renegotiation with the OCRABSA holders the bond indebtedness of the Company and, if need be, to seize financing opportunities,  within the dilution limit previously authorized). In addition, in accordance with French and international standards and in the interest of the Company, in the view of its development, the shareholders approved delegations to be given to the Board of Directors which would allow it to implement share capital increases, immediately or in the future, with or without preferential subscription rights, with the same objective of responding to opportunities which may present themselves to the Company and thus allow it to increase shareholder equity. These anticipated increases in capital, will be implemented within the existing authorized dilution parameters that have already received shareholder approval.

We may not be authorized to issue enough ordinary shares or be able to fulfill the conditions precedent to pay interest on the debentures in the form of ordinary shares, and if we fail to do so after we have notified the debenture holders of our intention do so, an event of default under the debentures could occur.

As noted above, interest on the debentures is payable, under certain circumstances, in ordinary shares, under a formula which is tied to the trading price of our ADSs. In order to pay interest in this manner, we need to notify our debenture holders at least 21 trading days prior to the relevant interest payment date and fulfill certain conditions during that notice period, up to and including the date interest is paid. Any such notice is irrevocable. Interest paid in ordinary shares is paid at the “interest conversion rate”, which is based on the trading price of our ADSs during the notice period, after our irrevocable notice has been given. In the event our share price was to fall during the notice period, we would have to deliver a higher number of shares than we may have originally planned at the time we gave the irrevocable notice. In the event the number of shares we are required to deliver exceeds the number of shares we are then authorized by our shareholders to issue, we may not be able to deliver all of the interest shares then due. Additionally, if, on the day we pay interest, we do not fulfill the relevant conditions, we are not permitted to pay interest in the form of ordinary shares. In the event we are not able to deliver shares for any reason, we will be subject to late fees and our debenture holders may decline to receive interest paid in cash. In the event they do not accept payment in cash, we would not be able to make a complete interest payment or any interest payment at all, which will result in an event of default under the debentures. An event of default with respect to the debentures would have a material adverse effect on our financial conditions and results of operations. The terms and conditions of the debentures and warrants we issued in October 2007 are set forth in the respective instruments, the form of which were filed as Exhibit 1 to the Report of Foreign  Private Issuer on Form 6-K furnished to the SEC on October 31, 2007. Such terms and conditions include anti-dilution provisions for the benefit of the holders of debentures and warrants in the event we issue new ordinary shares. Given the maximum number of shares that we can issue pursuant to the resolutions adopted by the shareholders' meeting of June 24, 2010, these anti-dilution provisions may need to be re-negotiated with the holders of debentures and warrants and amended upon any issuance by us of new ordinary shares.

Our increased leverage as a result of the sale of the debentures and warrants in the October 2007 private placement may harm our financial condition and results of operations.

Our total consolidated long-term financial debt as of June 30, 2010 was €11.7 million and represented approximately 30% of our total assets, including the current portion of indebtedness of approximately €0.250 million as of that date. Our level of indebtedness could have important consequences on our future operations, including:

•
Reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes; and

•	Limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Provisions in the debentures could discourage an acquisition of us or an investment in us by a third party, even if the acquisition or investment would be favorable to investors.

The debentures prohibit us from engaging in certain transactions, each known as a “fundamental transaction”, including any merger, the sale of all of our assets or a tender offer under which our shareholders are permitted to exchange their shares for cash, securities or property, unless the successor entity agrees to comply with the requirement to provide our debenture holders, upon conversion, with the same property provided to our existing shareholders under the terms of the fundamental transaction. In addition, if we are party to a “fundamental transaction” or “change of control” (as defined in the debenture) or agree to dispose of in excess of 40% of our assets, the holders have the right to require us to redeem the debentures at their election shortly after they are notified of such a change. Any redemption under these circumstances will be at a premium equal to the higher of 130% of the then-outstanding principal amount of the debenture or the outstanding principal amount of the debenture, plus all accrued and unpaid interest, divided by the conversion price then in effect, multiplied by the VWAP (as defined in the debenture) then in effect.

In addition, under the terms of the securities purchase agreement we entered into in the October 2007 private placement, for so long as the debentures are outstanding, we are required to offer the investors who purchased debentures and warrants in the October 2007 private placement the right to participate in certain types of financings we arrange in the future, up to 50% of the value of such financing. We must provide this opportunity unless the offering is an underwritten public offering or an “exempt issuance”. Exempt issuances include securities issued to our employees under plans, subject to certain volume limits, and securities issued pursuant to strategic transactions with persons who are engaged in a business synergistic with ours. However, securities issued to persons who are not engaged in a synergistic business, such as a financial investor, are not exempt issuances.

The restrictions on the types of transactions we can engage in and the participation rights we may have to offer in future financings may result in discouraging third parties from engaging in these types of transactions with us, even if such transactions would be beneficial to us and our shareholders.

Changes in the fair value of the debentures and warrants issued in the October 2007 private placement at each balance sheet date could have a significant impact on our financial condition and results of operations.

We use various market parameters to evaluate the fair value of the convertible debentures and warrants issued in the October 2007 private placement at each balance sheet date which could have a significant impact on our financial condition and results of operation as a result of changes in these market parameters.  The following market parameters are most likely to change at each balance sheet date and the following paragraphs describe how hypothetical increases or decreases in those market parameters would have affected the US Dollar fair value of the debentures and warrants as of June 30, 2010:

-
stock volatility: as of June 30, 2010 and every other market parameter being equal, an increase in the stock volatility of 5 percentage points would have resulted in an increase of 1% in the fair value of the convertible debentures and warrants, and a decrease in the stock volatility of 5 percentage points would have resulted in a decrease of 2% in the fair value of the convertible debentures and warrants.

-
the stock value: as of June 30, 2010 and every other market parameter being equal, an increase in the stock value of 10% would have resulted in an increase of 2% in the fair value of the convertible debentures and warrants, and a decrease in the stock value of 10% would have resulted in a decrease of 3% in the fair value of the convertible debentures and warrants.

-
the risk free interest rate: as of June 30, 2010 and every other market parameter being equal, an increase in the risk free interest rate of 1 percentage point would have resulted in a decrease of 1% in the fair value of the convertible debentures and warrants, and a decrease in the risk free interest rate of 1 percentage point would have resulted in an increase of 1% in the fair value of the convertible debentures and warrants.

-
credit spread: as of June 30, 2010 and every other market parameter being equal, an increase in the credit spread of 1 percentage point would have resulted in a decrease of 1% in the fair value of the convertible debentures and warrants, and a decrease in the credit spread of 1 percentage point would have resulted in an increase of 1% in the fair value of the convertible debentures and warrants.

-
liquidity discount factor: as of June 30, 2010 and every other market parameter being equal, an increase in the liquidity discount factor of 5 percentage points would have resulted in a decrease of 1% in the fair value of the convertible debentures and warrants, and a decrease in the liquidity discount factor of 5 percentage points would have resulted in an increase of 1% in the fair value of the convertible debentures and warrants.

-
combined sensitivity to market parameters: as of June 30, 2010, a 5 percentage point increase in stock volatility together with a 10% increase in the stock value, a 1 percentage point decrease in the risk free interest rate, a 1 percentage point decrease in the credit spread and a 5 percentage point decrease in the liquidity discount factor would have resulted in an increase of 8% in the fair value of the debentures and warrants; conversely, a 5 percentage point decrease in the stock volatility together with a 10% decrease in the stock value, a 1 percentage point increase in the risk free interest rate, a 1 percentage point increase in the credit spread and a 5 percentage point increase in the liquidity discount factor would have resulted in a decrease of 7% in the fair value of the debentures and warrants.

Risks Relating to Ownership of Securities

Our securities may be affected by volume fluctuations, and may fluctuate significantly in price.

Our ADSs are currently traded on The NASDAQ Global Market. The average daily trading volume of our ADSs in December 2009 was 61,795, the high and low bid price of our ADSs for the last two financial years ended on December 31, 2009 and December 31, 2008, was $ 5.95 and $5.12, and $0.96 and $1.05, respectively. The average daily trading volume of our ADSs in June 2010 was 84,248, the high and low bid price of our ADSs for the first six months of 2010 were $4.25 and $2.16.

Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance. For example, average daily trading volume of our ADSs in December 2008 was 9,138 as opposed to 61,795 for the same period of 2009. The price of our securities and our ADSs in particular, may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations, results of clinical trials of our products or those of our competitors, developments in patents and other proprietary rights, and general market and economic conditions.

We may issue additional securities that may be dilutive to our existing shareholders.

As set forth above, on June 24, 2010 shareholders adopted resolutions allowing the Board of Directors to issue new shares when renegotiating our indebtedness or in view of implementing share capital increases, only within the maximum 6,512,370 additional share limit already authorized by the shareholders, such limit to be considered taking into account the conversions of debentures and payments of quarterly interests paid in shares up to June 30, 2010. The issuance of additional ordinary shares, including any additional ordinary shares issuable pursuant to the exercise of preferential subscription rights that may not be available to all of our shareholders, would reduce the proportionate ownership and voting power of then-existing shareholders.

We are subject to different corporate disclosure standards that may limit the information available to holders of our ADSs.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act,  relating to the solicitation of proxies for shareholder meetings. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States.

We currently do not intend to pay dividends, and cannot assure shareholders that we will make dividend payments in the future.

We have not paid any dividend on our shares for the past four years and do not anticipate paying any dividends for the foreseeable future. In particular, in connection with the October 2007 private placement, we agreed not to pay cash dividends on any of our equity securities. Thereafter, declaration of dividends on our shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant. See Item 8, “Financial Information—Dividends and Dividend Policy” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts.

An investor in the United States may find it difficult to:

•	effect service of process within the United States against us and our non-U.S. resident directors and officers;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against us and our non-U.S. resident directors and officers in France; or
•	bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

Holders of ADSs have fewer rights than shareholders and must act through the Depositary to exercise those rights.

Holders of ADSs do not have the same rights as shareholders and accordingly, cannot exercise rights of shareholders against us. The Bank of New York, as Depositary (the “Depositary”), is the

registered shareholder of the deposited shares underlying the ADSs, and therefore holders of ADSs will generally have to exercise the rights attached to those shares through the Depositary. We have used and will continue to use reasonable efforts to request that the Depositary notify the holders of ADSs of upcoming votes and ask for voting instructions from them.  If a holder fails to return a voting instruction card to the Depositary by the date established by it for receipt of such voting instructions, or if the Depositary receives an improperly completed or blank voting instruction card, or if the voting instructions included in the voting instruction card are illegible or unclear, then such holder will be deemed to have instructed the Depositary to vote its shares and the Depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

Preferential subscription rights may not be available for U.S. persons.

Under French law, shareholders have preferential rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of our securities may not be able to exercise preferential subscription rights for their shares unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, U.S. holders of our securities will be unable to exercise their preferential rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities.

For holders of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders of ADSs will receive no value for them.

Risks Related to the Issuance of Securities under this Prospectus

An active market may not develop for the warrants, which may hinder your ability to liquidate your investment.

Each issuance of warrants will be a new issue of securities with no established trading market, and we do not currently intend to list them on any securities exchange. A dealer may intend to make a market in the warrants after their issuance pursuant to this Prospectus; however, a dealer may not be obligated to do so and may discontinue such market-making at any time. As a result, we cannot assure you that an active trading market will develop for any series of the warrants. In addition, subsequent to their initial issuance, the warrants may trade at a discount to their initial offering price, depending upon the value of the underlying ordinary shares and upon our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

A large number of ordinary shares may be issued and subsequently sold upon the exercise of the warrants. The sale or availability for sale of these warrants may depress the price of our ordinary shares.

The number of ordinary shares that will be initially issuable upon the exercise of warrants will be determined by the particular terms of each issue of warrants and will be described in the relevant prospectus supplement. To the extent that purchasers of warrants sell ordinary shares issued upon the exercise of the warrants, the market price of our ordinary shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of ordinary shares underlying the warrants may cause shareholders to sell their ordinary shares, which could further contribute to any decline in the ordinary share price.

The sale of ordinary shares issued upon exercise of the warrants could encourage short sales by third parties which could further depress the price of the ordinary shares.

Any downward pressure on the price of ordinary shares caused by the sale of ordinary shares issued upon the exercise of the warrants could encourage short sales by third parties. In a short sale, a prospective seller borrows ordinary shares from a shareholder or broker and sells the borrowed ordinary shares. The prospective seller hopes that the ordinary share price will decline, at which time the seller can purchase ordinary shares at a lower price for delivery back to the lender. The seller profits when the ordinary share price declines because it is purchasing Ordinary Shares at a price lower than the sale price of the borrowed ordinary shares. Such sales could place downward pressure on the price of our ordinary shares by increasing the number of ordinary shares being sold, which could further contribute to any decline in the market price of our ordinary shares.

We cannot predict the actual number of ordinary shares that we will issue upon the exercise of the warrants. The number of ordinary shares that we will issue under the warrants may depend on the market price of our ordinary shares.

The actual number of ordinary shares that we will issue upon the exercise of the warrants is uncertain and will be determined, or made determinable, by the particular terms of each issue of warrants and will be described in the relevant prospectus supplement. The number of ordinary shares issuable upon the exercise of the warrants may fluctuate based on the market price of our ordinary shares. Holders of warrants may receive more ordinary shares if our ordinary share price declines.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the Securities and Exchange Commission, or the SEC.  However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.  The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, USA.  The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus.  We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2009 (SEC File No. 000-29374);
•	and interim results as of June 30, 2010 filed on Form 6-K on September 30, 2010.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You may request a copy of the documents incorporated by reference herein at no cost to you by writing or telephoning us at our principal executive offices, located at 4, rue du Dauphine, Parc d’Activites la Poudrette-Lamartine, 69120 Vaulx-en-Velin, France, +033 (0) 4 7215 3150, attention: Blandine Confort.

Information in this prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus.  Other information in this prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website, www.edap-tms.com, which is not intended to be an active link.  Such information is not incorporated by reference into this prospectus.

You should rely only on the information that we incorporate by reference or provide in this prospectus and any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  The selling shareholders are not making an offer of the Shares in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the relevant documents.

CURRENCY AND EXCHANGE RATES

All references to “€” are to euros and all references to “U.S. $” are to U.S. dollars.  The following table sets forth the high and low exchange rates for one U.S. dollar expressed in euros, for the period indicated and, the average of such exchange rates, and the exchange rate at the end of such period, in each case, based upon the noon rates as quoted by the Federal Reserve Bank of New York (the “Noon Buying Rate”).

	Six Months	Year Ended December 31,
	Ended June 30, 2010	2009	2008	2007

High	0.84	0.80	0.80	0.78
Low	0.69	0.66	0.62	0.67
Rate at end of period	0.81	0.70	0.72	0.68
Average rate per period	0.76	0.72	0.68	0.73

On October 1, 2010, the exchange rate for one US dollar expressed in euros based upon the Noon Buying Rate was €0.73.

FORWARD−LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.” You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

Actual events or results may differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, without limitation:

-	the effects of intense competition in the markets in which we operate;
-	the uncertainty of market acceptance for our HIFU devices;
-	the clinical status of our HIFU devices;
-	the uncertainty of reimbursement status of procedures performed with our products;
-	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;
-	the uncertainty in the US FDA approval process, mostly changes in FDA recommendations and guidance,
-	dependence on our strategic suppliers;
-	any event or other occurrence that would interrupt operations at our primary production facility,
-	reliance on patents, licenses and key proprietary technologies;
-	product liability risk;
-	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen;
-	fluctuations in results of operations due to the cyclical nature of demand for medical devices;
-	risks associated to the current uncertain worldwide economic and financial environment;
-	risks associated with the October 2007 private placement;
-	risks relating to ownership of our securities; and
-	changes in the fair value of the debentures and warrants issued in the October 2007 private placement.

Readers should also consider the information contained in “Risk Factors” in this prospectus and Item 5, “Operating and Financial Review and Prospects,” in our annual report on Form 20-F for the 2009 financial year incorporated by reference in this prospectus, as well as the information contained in our periodic filings and submissions with the SEC (including our reports on Form 6-K).

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement and in any free writing prospectuses in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for operating costs, capital expenditures and for general corporate purposes, including working capital.  We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. We may use the net proceeds to repay part of our October 2007 convertible debt. As of June 30, 2010, $15,558,000 remains outstanding.  The $15,558,000 is in the form of 15,558 debentures with a face value of $1,000 and each bond is convertible into 152 shares of ordinary shares at any time at the election of the holder, using a conversion price of $6.57, subject to standard anti-dilution adjustments. The debentures mature in two years (October 28, 2012) and bear an annual interest rate of 9% payable on a quarterly basis in cash or in ordinary shares at our option (decision made every quarter) with a 10% discount price over the average market price of our ordinary shares. Investors in the convertible debentures also received an aggregate number of 1,680,000 detachable warrants to purchase one share of common stock for each warrant. The warrants have a three-year term and an exercise price of $6.87, subject to standard anti-dilutive adjustments.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out, as of June 30, 2010, our consolidated short-term debt and capitalization in accordance with U.S. GAAP.

Except as disclosed below, there have been no material changes to our consolidated capitalization since June 30, 2010.  This table should be read in conjunction with our financial statements, which are incorporated by reference in this prospectus.

	€	$(1)
	Actual
	(in thousands)
Current portion of capital lease	762	936
Capital lease obligations, less current portion	1,042	1,281
Short-term debt, including current portion of long-term debt	2,481	3,049
Long-term debt(2) net of current portion of long-term debt	11,417	14,032
Shareholders’ equity:
Share capital(3) (4)	1,498	1,841
Additional paid-in capital	31,940	39,258
Retained earnings, including cumulative foreign translation adjustment	(18,043)	(22,177)
Cumulative other comprehensive income	(3,730)	(4,585)
Treasury stock(5)	(1,233)	(1,516)
Total shareholders’ equity	10,431	12,821
Total capitalization	26,133	32,120
___________________
(1) Dollar amounts have been translated solely for the convenience of the reader at an exchange rate of €1 =$1.2291, the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2010.
(2) Long-term debt, actual as of June 30, 2010 and  as adjusted, includes the fair value of the convertible debentures, warrants and embedded call option on the Company’s stock all issued in the October 2007 private placement, net of issuance expenses of $2.6 million, and net of conversions that occurred since inception. At inception, the total nominal amount of convertible debentures was $20 million. Some debentures  have been converted in August 2009, March 2010 and April 2010, the converted amounts being $2,892 thousand, $1,300 thousand and $250 thousand, respectively. Consequently, the outstanding nominal amount of the convertible debentures as of June 30, 2010 was $15.6 million with a fair value of €9.8 million (or $12.1 million). There has been no further conversion since July 1, 2010, to date.
(3) As of June 30, 2010, we had an issued share capital of 11,523,902 fully paid ordinary shares, including 399,528 shares held as treasury stock, each with a nominal value of €0.13 per share, resulting in outstanding share capital of 11,124,374.
(4) On July 1, 2010, we issued 160,463 new ordinary shares in payment of interest on the debentures.
(5) As of June 30, 2010, we held 399,528 of our ordinary shares as treasury stock, a portion of which was dedicated to serve stock purchase option plans as follows:
-
32,000 shares which may be purchased at a price of €2.08 per share and 3,425 shares which may be purchased at a price of €2.02 per share pursuant to the exercise of options that were granted in 2001 and in 2002 and are outstanding; and

-	135,000 shares which may be purchased at a price of €2.60 per share pursuant to the exercise of options that were granted in 2004.
-	229,100 shares which may be purchased at a price of €2.38 per share pursuant to the exercise of options that were granted in 2010.

THE SECURITIES WE MAY OFFER

We may offer our ordinary shares, either in the form of shares or American Depositary Shares, or warrants to purchase any of such securities, with a total value of up to $9,000,000 million from time to time under this prospectus, together with any applicable prospectus supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference.  However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to or through underwriters, dealers or agents.  We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities.  If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	The names of those underwriters or agents,
•	Applicable fees, discounts and commissions to be paid to them,
•	Details regarding over-allotment options, if any, and
•	The net proceeds to us.

DESCRIPTION OF ORDINARY SHARES

Issued capital

Share Capital structure

Information on our share capital is provided in “Item 10.—Additional Information” in our annual report on Form 20-F for the financial year ended December 31, 2009 incorporated by reference into this prospectus. Updated information on our share capital as of June 30, 2010 is provided in Note 7 of the form 6-K filed on September 30, 2010 with the SEC and incorporated by reference into this prospectus.

Number of shares issued

Updated information on the number of shares issued by  us is provided in Notes7-1 of the form 6-K filed on September 30, 2010 with the SEC and incorporated by reference into this prospectus.

EDAP TMS S.A. shares have not been pledged as collateral in any way.

Capital authorized and not issued

The Shareholders’ Meeting of EDAP TMS S.A. held on June 24, 2010 authorized the Board of Directors to increase the share capital of EDAP TMS S.A., including in cases of tender or exchange offers, through the issuance of shares or other securities, for a maximum total amount of 846,608.10 euros.

Additional information on the current authorizations granted by the Shareholders’ Meeting to the Board of Directors in respect of capital increases is provided in the Report of the Board of Directors to the Ordinary and Extraordinary General Meeting of June 24, 2010 and the Project of Resolutions to be submitted to the Ordinary and Extraordinary General Meeting of June 24, 2010 on Form 6-K filed on June 14, 2010 with the SEC.

The following table shows all the current authorizations granted by the Shareholders’ Meeting to the Board of Directors in respect of capital increases, and the usage made of these powers during fiscal year 2010.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation over the year	Balance
Authorization to be granted to the Board of Directors to renegotiate the indebtedness of the Company and in particular to amend the terms of the convertible bonds with detachable warrants to purchase ordinary shares issued by the Company on October 29, 2007 (the “OCRABSA”), including by means of issuance of the implementation of any premium payable in shares issuance	18 months	846,608.10	No	N/A
Issuance of shares, with cancellation of shareholders’ preferential subscription rights, reserved for OCRABSA holders for payments in the form of shares related to the OCRABSA;	18 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights in favor of OCRABSA holders to be offered in exchange for the OCRABSA in the context of a private exchange offer that may be initiated by the Company	18 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription right in favor of OCRABSA holders who contractually waive their rights to conversion or reimbursement of all or part of their OCRABSA	18 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with preferential subscription rights for shareholders	26 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with cancellation of shareholders’ preferential subscription rights, by means of a public offering	26 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of one or several categories of persons who meet certain specified characteristics	18 months	846,608.10	No	N/A

Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of practitioners who use the Company’s technologies and meet certain specified characteristics	18 months	846,608.10	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights in favor of the following category of persons: directors and officers of the Company in office at the date of issuance of the shares or other securities, and natural persons who have an employment contract with the Company at the date of issuance of the shares or other securities	18 months	846,608.10	No	N/A

As of September 30, 2010, these authorizations have not been used by the Board of Directors.

Reconciliation of the number of shares outstanding on the opening date and on the closing date of the financial year:

Number of shares as of the opening date of the fiscal year 2010	10,510,305
Issuance of 9% convertible interests shares for Q2 2009 (Jan 1, 2010)	148,521
Issuance of shares upon conversion of Bonds by MS (Mar 10, 2010)	286,132
Issuance of 9% convertible interests shares for Q1 2010 (Apr 1, 2010)	126,084
Issuance of shares upon conversion of Bonds by MS (Apr 13, 2010)	53,332
Issuance of 9% convertible interests shares for Q2 2010 (July 1, 2010)	160,463
Number of shares as of September 30, 2010	11,284,837

Shares not representing capital

None

Treasury shares held by the issuer

Information on treasury shares is provided in Notes 7-4 and 7-5 on form 6-K filed on September 30, 2010 with the SEC and incorporated by reference into this Prospectus.

Convertible, exchangeable securities and securities with subscription warrants

Information on the debentures issued by the Company is provided in “Item 10.- Additional Information”, in the “Risk Factors” section in our annual report on Form 20-F for the financial year ended December 31, 2009 incorporated by reference into this Prospectus and in Note 1-21 of the form 6-K filed on September 30, 2010 with the SEC and incorporated by reference into this Prospectus.

Information concerning the terms governing any right of acquisition and/or any obligation attached to the capital subscribed, but not issued, or any undertaking to increase the capital

None

Information on the capital of any member of the Group subject to an option or a conditional or unconditional agreement to place it under option

None

History of the share capital

The table below shows the evolution of EDAP TMS S.A. share capital over the last three fiscal years up to June 30, 2010.

Change in Share Capital : Date	Operation	Number of shares issued	Par value (0.13€ nominal value / share issued)	Premium (in €)	Value of share increase capital (in €)	Cumulative number of shares outstanding
2007	No issuance of new shares in 2007 (*)	--	--	--	--	9,324,397

01-01-08	Nber of shares outstanding on 01-01-08	--	--	--	--	9,200,757
07-01-08	Issuance of Q2 2008 9% converts interest shares	155,615	20,229.95	265,244.91	285,474.86	9,356,372
10-01-08	Issuance of Q3 2008 9% converts interest shares	226,221	29 408.73	285,038.46	314,447.19	9,606,805
04-01-09	Issuance of Q1 2009 9% converts interest shares	355,223	46,178.99	291,948.38	338,127.37	9,962,028
07-03-09	Issuance of Performance stocks to employees	11,775	1,530.75	--	1,530.75	9 ,973,803
08-24-09	Issuance of shares upon conversion of bonds (MS)	440,182	57,223.66	1,961,906.41	2,019,130.07	10,413,985
10-01-09	Issuance of Q3 2009 9% converts interest shares	96,320	12,521.60	250,342.74	262,864.34	10,510,305
01-01-10	Issuance of Q4 2009 9% converts interest shares	148,521	19,307.73	247,905.04	267,212.77	10,658,826
03-10-10	Issuance of shares upon conversion of bonds (MS)	286,132	37,197.16	1,164,419.30	1,201,616.46	10,944,958
01-Apr-10	Issuance of Q1 2010 9% converts interest shares	126,084	16,390.92	247,480.92	263,871.84	11,071,042
13-Apr-10	Issuance of shares upon conversion of bonds (MS)	53,332	6,933.16	219,867.25	226,800.41	11,124,374
07-01-10	Issuance of Q2 2010 9% converts interest shares	160,463	20,860.19	264,395.58	285,255.77	11 284 837
(*) Number of Treasury Stocks held by the Company reduced in 2007 upon exercise of purchase options by employees.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York, as depositary, will deliver the American Depositary Shares, or ADSs.  The ADSs may be uncertified securities or certificated securities evidenced by American Depositary Receipts (“ADRs”).  Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of Société Générale, as custodian for the depositary.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.  The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly or indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  French law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities”.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR.  Directions on how to obtain copies of those documents are provided under “Where you can find more information about us.”

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank.  See Item 10, “Additional Information—Memorandum and Articles of Association—Form and Holding of Shares (French law)” in our annual report on Form 20-F for the 2009 financial year, which is incorporated by reference in this prospectus.  Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs prior to the receipt of shares, referred to as a “Pre-Release”.  The depositary may deliver shares upon the surrender of ADSs which have been Pre-Released, whether or not such surrender is prior to the termination of such Pre-Release or the depositary knows that such ADS has been Pre-Released.  The depositary may receive ADSs in lieu of our shares in satisfaction of a Pre-Release.  Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADSs or shares are to be delivered (the “Pre-Releasee”) that the Pre-Releasee, or its customer, (i) owns the shares or ADSs to be remitted, as the case may be, (ii) transfers all beneficial right, title and interest in such shares or ADSs as the case may be, to the depositary in its capacity as such and for the benefit of the beneficial owners, and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary disposing of such shares or ADSs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary determines, in good faith, will provide similar liquidity and security, (c) terminable by the depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate.  The number of our shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the shares deposited under the deposit agreement, but the depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change such limit for purposes of general application.  The depositary will also set dollar limits with respect to Pre-Release transactions to be entered into with any particular Pre-Releasee on a case-by-case basis as the depositary deems appropriate. For purposes of enabling the depositary to fulfill its obligations to the owners of ADSs under the deposit agreement, the collateral referred to in clause (b) above will be held by the depositary as security for the performance of the Pre-Releasee’s obligations to the depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver shares or ADSs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the deposit agreement).  Neither we nor the custodian will incur any liability to the owners or beneficial owners of ADSs as a result of certain aspects of Pre-Releases.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including Euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the Depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise.  The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary. See Item 10, “Additional Information—Taxation of U.S. Investors—Dividends” in our annual report on Form 20-F for the 2009 financial year, which is incorporated by reference in this prospectus.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

In certain circumstances, the depositary has agreed to use its reasonable efforts to enable U.S. resident beneficial owners of ADRs to comply with certain procedures that may be required by the French Treasury for purposes of obtaining treaty benefits in respect of dividends or other distributions of the Company. See Item 10, “Additional Information—Taxation of U.S. Investors—Procedures for Claiming Treaty Benefits” in our annual report on Form 20-F for the 2009 financial year, which is incorporated by reference in this prospectus. For a description of certain material French tax consequences of purchasing, owning and disposing of ADSs, see Item 10, “Additional Information—French Taxation” and Item 10, “Additional Information—Taxation of U.S. Investors” each included in our annual report on Form 20-F for the 2009 financial year, which is incorporated by reference in this prospectus.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary.  The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act.  In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. Each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.  See “Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available to U.S. persons.”

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner.  As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will deliver an ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act.  Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution.  If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement.  If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefore) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence.  In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the Shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners. Upon receipt by the depositary of notice of any meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement (which will normally be approximately five days before such meeting) will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card (the “Receipt Date”). The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares.  For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings” in our annual report on Form 20-F for the 2009 financial year, which is incorporated by reference in this prospectus.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. If no voting instruction card is received by the depositary from an owner with respect to any of the shares represented by such owner’s ADSs on or before the receipt date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association.  There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the shares represented by

ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADSs.  However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs.  Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.  In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination.  The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement.  If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement).  At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds.  After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary.  The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the owner of the ADS or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.  The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the

Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement.  Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities.  See “— Voting of Deposited Securities” with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

General

Neither the depositary nor we, or our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books, at its Corporate Trust Office in The City of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary.  In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

Warrants may be offered separately or together with ordinary shares. Each series of warrants will be issued under a separate warrant agreement or indenture to be entered into between us and one or more purchasers of such warrants or with banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The particular terms of each issue or series of warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants offered;
•	the price at which the warrants will be offered;
•	the currency or currency unit in which the warrants are denominated;
•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;
•
the number of ordinary shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of ordinary shares may be purchased upon exercise of each warrant;

•	if offered in conjunction with the ordinary shares, the number of warrants that will be offered with each ordinary share;
•	the date or dates, if any, on or after which the warrants and the related ordinary shares will be transferable separately;
•	the minimum or maximum amount, if any, of warrants that may be exercised at any one time;
•	whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions; and
•	any other terms, conditions and rights (or limitations on such rights) of the warrants.

We reserve the right to set forth in a prospectus supplement specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such prospectus supplement with respect to such warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers (including our affiliates and stockholders), through a specific bidding or auction process, a rights offering, or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

 The distribution of securities may be effected, from time to time, in one or more transactions, including

•	block transactions (which may involve crosses) and transactions on The Nasdaq Global Market or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement, as the case may be.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

EXPENSES

The following are the estimated expenses to be incurred in connection with the distribution of the Shares registered under this registration statement, which will be paid by us.  All amounts shown are estimates except the SEC registration fee.  Any selling commissions, brokerage fees and any applicable transfer taxes, and fees and disbursements of counsel for the selling shareholder are payable individually by such selling shareholders.

Legal fees and expenses	US$ *
Accounting fees and expenses	*
ADR Conversion Fees	*
SEC registration fee	US$ 641.70
Miscellaneous	*

Total	US$ *

*The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of the Republic of France. The majority of our directors and executive officers reside in the Republic of France. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought, and actions for enforcement in France of judgments of U.S. courts rendered against French persons referred to in the second sentence of this paragraph would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in France only. We believe that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

CERTAIN INCOME TAX CONSIDERATIONS

French Taxation

The following generally summarizes the material French tax consequences of purchasing, owning and disposing of Shares or ADSs. The statements relating to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any future changes in applicable laws and tax treaties.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of Shares or ADSs. It does not constitute legal or tax advice. The following summary does not address the treatment of Shares or ADSs that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France, or by a person that owns, directly or indirectly, 5% or more of the stock of the Company. Moreover, the following discussion of the tax treatment of dividends only deals with distributions made on or after January 1, 2010.

There are currently no procedures available for holders that are not U.S. residents to claim tax treaty benefits in respect of dividends received on ADSs or Shares registered in the name of a nominee. Such holders should consult their own tax advisor about the consequences of owning and disposing of ADSs or Shares.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares in light of their particular circumstances.

Taxation of Dividends on Shares or ADSs - Withholding Tax

Dividends paid by a French corporation, such as EDAP, to non-residents normally are subject to a

25% French withholding tax (reduced to 18% since January 1, 2008 when non-residents are individuals resident from one of the countries of the European Economic Area, except Liechtenstein). However, non-resident holders that are entitled to and comply with the procedures for claiming benefits under an applicable tax treaty may be subject to a reduced rate (generally 15%) of French withholding tax. If a non-resident holder establishes its entitlement to treaty benefits prior to the payment of a dividend, then French tax generally will be withheld at the reduced rate provided under the treaty.

From March 1, 2010, dividends paid by a French corporation towards non-cooperative States or territories, as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities on January 1st of each year, will generally be subject to French withholding tax at a rate of 50%, irrespective of the tax residence of the beneficiary of the dividends if the dividends are received in such States or territories.

Taxation of dividends

Dividends received by French resident individuals are either included in their total income and subject to the progressive income tax plus social contributions, or they can alternatively be subject to an 18% levy source plus social contributions (i.e. a global rate of 30.1%) at the option of the beneficiary.

When no option is exercised by the French resident individuals, they are only taxed on 60% of the dividends they receive and can benefit from a fixed annual allowance amounting to €3,050 for couples subject to joint taxation and €1,525 for single persons, widows or divorced persons. In addition to this allowance, French resident individuals are entitled to a tax credit equal to 50% of all dividends received within one year (the "Tax Credit"). The Tax Credit is capped for all dividends received within one year at €230 for married couples and members of a civil union agreement subject to joint taxation and €115 for single persons, widows or widowers, divorcees or married persons subject to separate taxation.

As a result of the French Finance Act for 2008, French resident individuals can elect to have all or part of the dividends received subject to an 18% levy at source at the irrevocable option of the shareholder exercised no later than at the time of the payment if it occurs in France.  If the option is exercised only for a portion of the dividends received during the year (whether they are distributed by EDAP or any other company), the remaining dividends subject to the progressive income tax lose the benefit of the aforementioned allowances and the Tax Credit.  Holders of Shares are invited to contact their financial or tax advisor to be informed of the consequences of such option on their tax situation and the terms and conditions of exercising the option and the payment of the levy at source as well as the reporting obligations related to such option when the paying agent is not located in France.

Taxation on Sale or Disposition of Shares or ADSs

Subject to the more favorable provisions of a relevant tax treaty, holders that (i) are not residents of France for tax purposes, (ii) do not hold Shares or ADSs in connection with the conduct of a business or profession in France, and (iii) have not held more than 25% of dividend rights (droits aux bénéfices sociaux ) of the Company, directly or indirectly, alone or together with their spouse, ascendants or descendants, at any time during the preceding five years, are not subject to French income tax or capital gains tax on the sale or disposition of Shares or ADSs.

A 3% ad valorem registration duty (subject to a maximum of €5,000 per transfer) applies to certain transfers of shares in French companies. This duty does not apply to transfers of shares in listed companies that are not evidenced by a written agreement, or if any such agreement is executed outside France.

Estate and Gift Tax

France imposes estate and gift tax on shares or ADSs of a French corporation that are acquired by inheritance or gift. The tax applies without regard to the tax residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Wealth Tax

Individuals who are not residents of France for purposes of French taxation are not subject to a wealth tax (Impôt de Solidarité sur la Fortune ) in France as a result of owning an interest in the share capital of a French corporation, provided that such ownership interest is, directly and indirectly, less than 10% of the corporation’s share capital and does not enable the shareholder to exercise influence over the corporation. Double taxation treaties may provide for a more favorable tax treatment.

Taxation of U.S. Investors

The following is a summary of the material French and U.S. federal income tax consequences of the purchase, ownership and disposition of Shares or ADSs by a holder that is a resident of the United States for purposes of the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994 (the “Treaty”), which entered into force on December 30, 1995 (as amended by the protocol described below and  any subsequent protocols), and the tax regulations issued by the French tax authorities, and are fully eligible for benefits under the Treaty (a ‘‘U.S. holder’’).

In particular, the United States and France signed a protocol on January 13, 2009, that entered into force on December 23, 2009 and make several significant changes to the Treaty, including changes to the “Limitation of Benefits” provision. US holders are advised to consult their own tax advisors regarding the effect the protocol may have on their eligibility for Treaty benefits in light of their own particular circumstances.

A holder generally will be entitled to Treaty benefits in respect of Shares or ADSs if he is concurrently:

•	the beneficial owner of the shares or ADSs (and the dividends paid with respect thereto);
•
an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;

•	not also a resident of France for French tax purposes; and
•	not subject to an anti-treaty shopping article that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

If a partnership holds Shares of ADSs, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If a US Holder is a partner in a partnership that holds Shares or ADSs, the holder is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its Shares and ADSs.

For U.S. federal income tax purposes, a U.S. holder’s ownership of our ADSs will be treated as ownership of our underlying shares.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. In particular, the summary does not deal with Shares or ADSs that are not held as capital assets, and does not address the tax treatment of holders that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, regulated investment companies, persons that elect mark-to-market treatment, persons holding Shares or ADSs as a position in a synthetic security, straddle or conversion transaction, persons that own, directly or indirectly, 5% or more of our voting stock or 5% or more of our outstanding capital and persons whose functional currency is not the U.S. dollar.

This summary does not discuss the treatment of shares or ADSs that are held in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France. The summary is based on laws, treaties, regulatory interpretations and judicial decisions in effect on the date hereof, all of which are subject to change. Such changes could apply retroactively and could affect the consequences described below.

Holders should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of Shares or ADSs in the light of their particular circumstances, including the effect of any state, local, or other national laws.

Dividends

Generally, dividend distributions to non-residents of France are subject to French withholding tax at a 25% rate  (with a possibility to benefit from a reduced rate if the US Investors can rely on the Treaty) or to 50% as from March 1, 2010 if paid towards non-cooperative States or territories, as defined in Article 238-0 A of the French General Tax Code and as mentioned in a list published by the French tax authorities on January 1st of each year, irrespective of the tax residence of the beneficiary of the dividends if the dividends are received in such States or territories.

  Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France is reduced to 15% and a U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rate of 15%, if any.  For U.S. holders that are not individuals, the requirements for eligibility for Treaty benefits, including the reduced 15% withholding tax rate, contained in the “Limitation on Benefits” provision of the Treaty are complicated, and certain technical changes were made to these requirements by the new protocol. U.S. holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

French withholding tax will be withheld at the 15% Treaty rate if a U.S. holder has established before the date of payment that the holder is a resident of the United States under the Treaty by following the simplified procedure described below.

The gross amount of dividends that a U.S. holder receives (before the deduction of French withholding tax) generally will be subject to U.S. federal income taxation as ordinary dividend income to the extent paid or deemed paid out of the current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles). Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. To the extent that an amount received by a U.S. holder exceeds the allocable share of current and accumulated earnings and profits of the Company, such excess will be applied first to reduce such U.S. holder’s tax basis in its Shares or

ADSs and then, to the extent it exceeds the U.S. holder’s tax basis, it will constitute capital gain from a deemed sale or exchange of such Shares or ADSs.  As we do not maintain “earnings and profits” computations, holders should assume that all distributions constitute dividends.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual before January 1, 2011 with respect to the Shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.”  Dividends paid on the Shares or ADSs will be treated as qualified dividends if (i) the issuer is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”).  The Treaty has been approved for the purposes of the qualified dividend rules.  Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to its 2009 taxable year.  In addition, based on our audited financial statements and our current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, we do not anticipate it becoming a PFIC for the 2010 taxable year (as described under “—Passive Foreign Investment Company Rules” below). Accordingly, dividends paid by us in 2010 to a U.S. holder should constitute “qualified dividends”.

Holders of ADSs and Shares should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividends distributed with respect to the Shares or ADSs generally will be treated as dividend income from sources outside of the United States, and generally will be treated as “passive category” (or, in the case of certain U.S. holders, “general category”) income for U.S. foreign tax credit purposes.  Subject to certain limitations, French income tax withheld in connection with any distribution with respect to the Shares or ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes. Alternatively, such French withholding tax may be taken as a deduction against taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of certain arrangements in which a U.S. holder’s expected economic profit is insubstantial.  U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Dividends paid in euro will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the holder (or, in the case of the ADSs, by the Depositary), regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of ADSs.

Procedures for Claiming Treaty Benefits

The French tax authorities issued guidelines in Instruction n° 4-J-1-05, dated February 25, 2005 that significantly changed the formalities to be complied with by non-resident shareholders, including U.S. holders, in order to obtain the reduced withholding tax rate on distributions made on or after January 1, 2005.

Pursuant to these guidelines, U.S. holders can either claim Treaty benefits under a simplified procedure or under the normal procedure. The procedure to be followed depends on whether the application for Treaty benefits is filed before or after the dividend payment.

Under the simplified procedure, in order to benefit from the lower rate of withholding tax applicable under the Treaty before the payment of the dividend, a U.S. holder must complete and deliver to the paying agent (through its account holder) a treaty form (Form 5000), to certify in particular that:

•	the U.S. holder is beneficially entitled to the dividend;
•	the U.S. holder is a U.S. resident within the meaning of the Treaty;
•	the dividend is not derived from a permanent establishment or a fixed base that the U.S. holder has in France; and
•	the dividend received is or will be reported to the tax authorities in the United States.

For partnerships or trusts, claims for Treaty benefits and related attestations are made by the partners, beneficiaries or grantors who also have to supply certain additional documentation.

In order to be eligible for Treaty benefits, pension funds and certain other tax-exempt U.S. holders must comply with the simplified procedure described above, though they may be required to supply additional documentation evidencing their entitlement to those benefits.

If Form 5000 is not filed prior to the dividend payment, a withholding tax will be levied at the 25% rate, and a holder would have to claim a refund for the excess under the normal procedure by filing both Form 5000 and Form 5001 no later than December 31 of the second calendar year following the year in which the dividend is paid.

Pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Copies of Form 5000 and Form 5001 may be downloaded from the French tax authorities’ website ( www.impots.gouv.fr ) and are also available from the U.S. Internal Revenue Service and from the Centre des Impôts des Non-Résidents in France (10 rue du Centre 93160, Noisy-le-Grand).

Capital Gains

Under the Treaty, a U.S. holder will not be subject to French tax on any gain derived from the sale or exchange of Shares or ADSs, unless the gain is effectively connected with a permanent establishment or fixed base maintained by the holder in France.

For U.S. federal income tax purposes, gain or loss realized by a U.S. holder on the sale or other disposition of Shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the Shares or ADSs were held for more than one year. The net amount of long-term capital gain recognized by an individual U.S. holder before January 1, 2011 generally is subject to taxation at a maximum rate of 15%. U.S. holders’ ability to offset capital losses against ordinary income is limited.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of ADSs, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ADSs.

Passive Foreign Investment Company Rules

Unfavorable U.S. tax rules (the “ PFIC rules ”) apply to companies that are considered passive foreign investment companies (“ PFICs ”). We will be classified as a PFIC in a particular taxable year if either (a) 75% or more of its gross income is treated as passive income for purposes of the PFIC rules; or (b) the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

As explained above, we believe that we were not a PFIC for U.S. tax purposes with respect to the year 2009, and also do not anticipate becoming a PFIC with respect to the year 2010. However, as discussed in our Forms 20-F filed with respect to certain prior years we believe that we were a PFIC in the past. Moreover, because the PFIC determination is made annually and is dependent upon a number of factors, some of which are beyond the our control (including whether we continue to earn substantial amounts of operating income as well as the market composition and value of our assets), there can be no assurance that we will not become a PFIC in future years.

U.S. holders that held Shares or ADSs at any time during the years when we were a PFIC and did not make certain U.S. tax elections (a "mark-to-market election" or a "QEF election") will be subject to adverse tax treatment.  For instance, such holders will be subject to a special tax at ordinary income tax rates on certain dividends that we pay and on gains realized on the sale of Shares or ADSs (‘excess distributions’) in all subsequent years, even though we ceased to qualify as a PFIC. The amount of this tax will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions had been earned ratably over the period the U.S. holder held its Shares or ADSs.  It may be possible, in certain circumstances, for a holder to avoid the application of the PFIC rules by making a "deemed sale" election for its taxable year that includes the last day of our last taxable year during which it qualified as a PFIC. The PFIC rules are extremely complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to their Shares or ADSs and the desirability and availability of a "deemed sale election”.

French Estate and Gift Tax

Under the estate and gift tax convention between the United States and France dated 24

November 1978 (as amended by the protocol signed on 8 December 2004), a transfer of Shares or ADSs by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer, and Shares or ADSs were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

French Wealth Tax

The French wealth tax does not generally apply to Shares or ADSs of a U.S. holder if the holder is a resident of the United States for purposes of the Treaty.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to any offering of securities, the validity of the ordinary shares will be passed upon by Jones Day, Paris, France and certain legal matters under U.S. law will be passed upon for us by Jones Day, San Francisco, California.  In addition, certain legal matters in connection with any offering of securities under this prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to mattes of French and U.S. law.

EXPERTS

The consolidated financial statements of EDAP TMS S.A. incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2009 have been audited by Ernst & Young, Tour du Crédit Lyonnais, 129 Rue Servient, 69326 Lyon Cedex 03, France, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

The French Commercial Code prohibits provisions of articles of association (statuts) that limit the liability of directors or officers.  However, directors and officers’ insurance is customary in France and commentaries suggest that companies may indemnify their directors and officers against liability they can be exposed to as a result of their duties, provided that such insurance or indemnity may not apply in the case of gross negligence (faute lourde) or willful misconduct (faute intentionnelle).

We maintain liability insurance for our directors and officers, including insurance against liabilities under the U.S. Securities Act of 1933, as amended.

Item 9. Exhibits

See Exhibit Index following the signature pages of this Registration Statement.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii)  and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be  part of the registration statement as of the date the filed prospectus was deemed  part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)   That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser,

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required ro be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes that:

(i)   For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act  of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EDAP TMS S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaulx en Velin, France, on October 6, 2010

EDAP TMS SA
By:	/s/ Marc Oczachowski
Name:	Marc Oczachowski
Title:	Chief Executive Officer

By:	/s/ Eric Soyer
Name:	Eric Soyer
Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below severally constitutes and appoints Philippe Chauveau and Marc Oczachowski (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Company and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this registration statement and any registration statement in respect of securities of the Company that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities of the Company, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 6, 2010.

By:	/s/ Marc Oczachowski	By:	/s/ Eric Soyer
Name:	Marc Oczachowski	Name:	Eric Soyer
Title:	Chief Executive Officer (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

By:	/s/ Philippe Chauveau	By:	/s/ Pierre Beysson
Name:	Philippe Chauveau	Name:	Pierre Beysson
Title:	Chairman of the Board of Directors	Title:	Director

By:	/s/ Rob Michiels	By:
Name:	Rob Michiels	Name:	Argil Wheelock
Title:	Director	Title:	Director

By:	/s/ Jeff Howell
Name:	Jeff Howell
Title:	Representative in the United States of America

EXHIBIT INDEX

Description

1.1*	Form of Underwriting Agreement

4.1**
Articles of Association (statuts) of EDAP TMS S.A. as amended as of November 16, 2009 (together with an English translation thereof) (filed as Exhibit 1 of the registrant’s annual report on Form 20-F for the financial year ended December 31, 2009 filed with the Commission on March 31, 2010).

5.1	Opinion of Jones Day, French counsel to the registrant.

23.1	Consent of Ernst & Young.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of attorney (included in the signature pages herein).

___________________

*
To be filed, if necessary, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, including any Report of Foreign Private Issuer on Form 6-K, and incorporated herein by reference.

**	Filed previously